UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 27, 2012

LEXMARK INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-14050	06-1308215
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Lexmark Centre Drive
740 West New Circle Road
Lexington, Kentucky 40550
(Address of Principal Executive Offices) (Zip Code)

(859) 232-2000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

As previously disclosed in a Current Report on Form 8-K filed on May 20, 2008, the Board of Directors of Lexmark International, Inc. (the “Company”) approved the repurchase of an additional $750 million of its Class A Common Stock, raising its share repurchase authority to approximately $1 billion at that time.  After entering into the transaction described below, the Company now has approximately $151 million of share repurchase authority remaining.

After the close of the markets on July 27, 2012, the Company entered into an accelerated share repurchase agreement with Barclays Bank PLC (“Barclays”), through its agent Barclays Capital Inc. (the “ASR Agreement”).  Pursuant to the terms of the ASR Agreement, the Company will purchase $35 million of the outstanding shares of its Class A Common Stock from Barclays.  The ASR Agreement requires Barclays to deliver to the Company on August 1, 2012, a number of shares of the Company’s Class A Common Stock equal to 85 percent of the shares that would be repurchased at a price of $17.33, the closing price of the Company’s Class A Common Stock on July 27, 2012, less an agreed upon discount.  The final number of shares to be delivered to the Company by Barclays under the ASR Agreement shall be adjusted based on a discount to the average of the daily volume weighted average price of the Company’s Class A Common Stock during the term of the ASR Agreement.  If the number of shares to be delivered to the Company is less than the initial delivery of shares by Barclays, the Company may be required to remit shares or cash to Barclays as a result of such adjustment.  The share repurchases are expected to be completed during the quarter ending September 30, 2012.  The payment of $35 million by the Company to Barclays for the repurchase of shares will be funded from available U.S. cash equivalents and current marketable securities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lexmark International, Inc.
(Registrant)

July 30, 2012	By:	/s/ Robert J. Patton
Robert J. Patton
Vice President, General Counsel and Secretary